Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Cazoo Group Ltd. (f/k/a Ajax I) on Form S-8 of our report dated March 25, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 7, 2021, with respect to our audit of the financial statements of Ajax I as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020 included in the Prospectus to the Registration Statement (Form F-1 No. 333-259778) of Cazoo Group Ltd, dated October 5, 2021, which is incorporated by reference in this Registration Statement. We were dismissed as auditors on August 26, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this Registration Statement for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

November 1, 2021